Exhibit 99.1

       First Cash Financial Services Reports 37% Increase in Third Quarter
           Earnings Per Share; Raises Estimate for the Fourth Quarter

    ARLINGTON, Texas, Oct. 22 /PRNewswire-FirstCall/ -- First Cash Financial Services, Inc. (Nasdaq: FCFS) today announced revenues, net income and earnings per share for the three months ended September 30, 2003. In addition, the Company announced an upward revision to its earnings guidance for the balance of 2003.

     Earnings
     -- Diluted earnings per share for the quarter ending September 30, 2003 were $0.37. This represents an increase of 37% compared to $0.27 diluted earnings per share for the third quarter of 2002.
     -- Net income for the third quarter was $4.0 million. This represents a 56% increase over third quarter 2002 net income of $2.6 million.
     -- For the nine months ending September 30, 2003, diluted earnings per share were $1.02, an increase of 28% compared to $0.80 for the comparative period in 2002.
     -- Year-to-date net income was $10.5 million, compared to $7.6 million for the first nine months of 2002, which represents a 38% increase.
     -- For the trailing twelve months ending September 30, 2003, diluted earnings per share from continuing operations were $1.36, an increase of 27% over $1.07 for the trailing twelve months ended September 30, 2002.

     Revenues
     -- Total revenues for the third quarter were $37.2 million, compared to $29.8 million for the same quarter last year, representing an increase of 25%. Year-to-date revenues were $104.9 million, up from $85.1 million in the comparative 2002 period, which represents a 23% increase.
     -- Same-store revenues for the third quarter of 2003 increased by 15% over the comparable prior year quarter. For the nine months ending September 30, 2003, same-store revenues increased by 13% compared to the same period in 2002.
     -- Revenues excluding non-retail sales of scrap jewelry merchandise increased by 19%, from $28.8 million in the third quarter of 2002 to $34.3 for third quarter of 2003. Non-retail sales of scrap jewelry merchandise increased from $1.0 million in the third quarter of 2002 to $3.0 million in the third quarter of 2003.

     Unit Growth
     -- The Company added twelve new stores during the third quarter, bringing the number of store openings to 34 for the first nine months of 2003. The Company opened 24 stores in the first nine months of 2002.
     -- As of September 30, 2003, the Company's total store count was 224, a 24% increase over the unit count one year ago.

     Performance Metrics & Liquidity
     -- The Company's overall operating margin (net income before income taxes) increased to 17.4% of revenues for the quarter ended
         September 30, 2003, compared to 13.5% for the same quarter in 2002. The current year-to-date operating margin was 16.2% compared to 14.0% for the nine months ended September 30, 2002.
     -- Retail merchandise margins, which do not include bulk jewelry scrap sales, were 45% for the nine months ending September 30, 2003, compared to 44% for the same period in 2002. Year-to-date 2003 profit margins on total merchandise sales, both retail and non-retail, were 41%.
     -- Total receivables from pawn loans and short-term advances increased 21% to $31.0 million at September 30, 2003, compared to $25.6 million at September 30, 2002.
     -- The Company reduced its interest-bearing debt by 64% during the most recent twelve-month period. As of September 30, 2003, the Company's only interest-bearing debt was its long-term line of credit, which had a balance of $11 million, compared to $30.8 million at September 30, 2002.
     -- As of September 30, 2003, total stockholders' equity was $110 million, and the debt to equity ratio was .26 to 1. This compares to September 30, 2002, when stockholders' equity was $82 million and the debt-to-equity ratio was .55 to 1.

     Updated Earnings Estimate
     -- Based on the results through September and projected trends for the fourth quarter of 2003, the Company has increased its 2003 earnings estimate. Diluted earnings per share from continuing operations for the fourth quarter are now estimated to be in a range of $0.41 to $0.43. Full year 2003 diluted earnings per share from continuing operations are now forecast to be in a range of $1.43 to $1.45. Management most recently forecast full year diluted earnings per share from continuing operations to be in a range of $1.38 to $1.41.
     -- The Company previously announced plans to record a third quarter non-recurring charge related to a change in accounting due to implementation of a new Financial Accounting Standards Board ("FASB") accounting pronouncement, FASB Interpretation No. 46 ("FIN 46"). Under the requirements of FIN 46, First Cash must consolidate into its financial statements the assets, liabilities and operating results of its 50%-owned joint venture, Cash & Go, Ltd., which owns and operates 40 check-cashing/short-term advance kiosks inside convenience stores. On October 9, 2003 the FASB deferred implementation of FIN 46 until the fourth quarter of 2003. The Company will now implement FIN 46 on December 31, 2003 at which time it expects to record a non-recurring change in accounting charge estimated to be $0.03 per diluted share, net of income tax benefit. Diluted earnings per share net of this change in accounting charge for the fourth quarter of 2002 are projected to be in a range of $0.38 to $0.40 for the fourth quarter and $1.40 to $1.42 for the full year 2003.
     -- Total revenues for 2003 are projected to be in a range of $145 million to $147 million. This guidance is at the lower end of the previous estimate because of the deferred implementation of FIN 46, which results in the revenue from the referenced Cash & Go joint venture not being consolidated.
     -- With 34 new stores opened through September 30, the Company remains on target to open a total of 45 stores during 2003, which is consistent with the previous forecast number.

    Commentary & Analysis

    Rick Powell, Chairman and Chief Executive Officer of First Cash Financial Services, commented on the Company's operating results, "The third quarter results for First Cash were exceptional. They reflect continuation of strong revenue growth and increasing profitability. We continue to see positive revenue and profitability trends across all major product categories, and as a result, we are again raising our estimated earnings for 2003."

    First Cash's revenue growth has resulted from both same store sales increases and additional revenues from new stores. The continued maturation of 14 stores opened in the first half of 2002 is a significant factor in the third quarter same-store sales improvement. The Company expects to benefit in future quarters from maturation of 38 stores opened during 2002, plus new stores opened in early 2003.

    Mr. Powell noted that, "The increased operating margins we have posted thus far in 2003 validate our expansion and operational strategies. Our ability to absorb the start-up costs associated with the projected 45 new store openings this year while increasing our operating margins is a particularly significant accomplishment. We have been careful in selecting high-potential markets for expansion that provide the opportunity for rapid ramp-up of revenues in the new stores. In addition, we have been very diligent in controlling the costs associated with our expansion. We continue to improve operating efficiencies in our existing stores, as evidenced by such key performance metrics as the improvement in retail profit margins."

    The continued strengthening of the Company's balance sheet was especially evident during the third quarter. First Cash achieved a significant milestone when stockholders' equity exceeded $100 million for the first time in Company history. In addition, interest-bearing debt was reduced to $11 million as of September 30, 2003. According to Mr. Powell, "The substantial increase in stockholders' equity, combined with continued reductions in debt, provides the Company with tremendous financial strength and flexibility. In addition to debt reduction, First Cash has also been able to utilize its strong cash flows to simultaneously fund both our store expansion strategy and key infrastructure investments, such as enhancements to our proprietary information technology and internal control systems."

    "On another positive note, First Cash is pleased to be recognized for the second consecutive year by Forbes Magazine as one of the "200 Best Small Companies." The 2003 ranking, which is based on a combination of profitability and growth performance measures over the most current one and five year periods, placed First Cash 73rd out of 3,500 companies evaluated by Forbes." For more information on this achievement for First Cash, please visit www.forbes.com/200best.

    In summary, Mr. Powell stated, "First Cash has achieved record revenue and profitability results due to its market positioning strategy, product innovation and attention to detail in its execution. We are pleased with our current results and are even more excited about our future."

    Business Description

    First Cash Financial Services, Inc. is engaged in the operation of pawn and check cashing stores, which lend money on the collateral of pledged personal property, retail previously-owned merchandise acquired through loan forfeitures, provide short-term loans, check cashing and other financial services. The Company currently owns and operates 224 pawn and check cashing/short-term advance stores in eleven states and Mexico. First Cash Financial Services is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 40 financial services kiosks located inside convenience stores. First Cash's common stock is traded on the Nasdaq Stock Market under the ticker symbol "FCFS".

    Forward-Looking Statements

    This release may contain forward-looking statements about the business, financial condition and prospects of First Cash Financial Services, Inc. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "projects," "expects," "may," "estimates," "will," "should," "plans," "intends," or "anticipates" or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements in this release include, without limitation, the earnings per share discussion, the expectations of revenue growth and increased profitability, the expectation for additional store openings, and the anticipated effect of new accounting pronouncements. These statements are made to provide the public with management's assessment of the Company's business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this report speak only as of the date of this report, and the Company expressly disclaims any obligation or undertaking to release any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstance on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this report. Such factors are difficult to predict and many are beyond the control of the Company, but may include changes in regional or national economic conditions, the ability to integrate new stores, the ability to maintain favorable banking relationships as it relates to short-term lending products, changes in governmental regulations, unforeseen litigation, changes in interest rates or tax rates, changes in gold prices, changes in foreign currency exchange rates, future business decisions and other uncertainties.

                          SELECTED OPERATING INFORMATION

                                      Quarter Ended        Nine Months Ended
                                  Sept. 30,   Sept. 30,   Sept. 30,  Sept. 30,
                                    2003        2002        2003       2002
                                                 (unaudited)
                                       (in thousands, except per share)
    Revenues:
      Merchandise sales           $17,283     $13,282     $49,986     $40,615
      Service charges              18,996      15,552      51,932      41,665
      Check cashing fees              670         642       2,109       2,026
      Other                           292         279         876         767
                                   37,241      29,755     104,903      85,073
    Cost of goods sold             10,245       7,628      29,570      23,620
    Operating expenses             16,602      14,161      45,377      38,929
    Interest expense                  108         238         412         698
    Interest income                  (133)       (161)       (467)       (427)
    Depreciation                      828         718       2,176       1,859
    Administrative expenses         3,110       3,143      10,855       8,471
                                   30,760      25,727      87,923      73,150
    Income before income taxes      6,481       4,028      16,980      11,923
    Provision for income taxes      2,465       1,450       6,465       4,292
    Net income                    $ 4,016     $ 2,578     $10,515     $ 7,631
    Net income per share:
        Basic                     $  0.42     $  0.29     $  1.15     $  0.87
        Diluted                   $  0.37     $  0.27     $  1.02     $  0.80

                             CONDENSED BALANCE SHEETS

                                                  September 30,
                                              2003           2002
                                                  (unaudited)
                                                (in thousands)
    ASSETS:
      Cash                                 $ 13,665       $ 12,005
      Receivables                            34,604         28,641
      Inventories                            15,011         13,093
      Other current assets                    1,239          1,466
      Income taxes receivable                 2,043          1,304
        Total current assets                 66,562         56,509
      Property & equipment, net              12,926         10,597
      Intangible assets, net                 53,194         53,194
      Other                                   5,555          7,333
                                           $138,237       $127,633

    LIABILITIES & STOCKHOLDERS' EQUITY:
      Accounts payable and other
       current liabilities                 $ 11,775       $ 10,967
        Total current liabilities            11,775         10,967
      Revolving credit facility              11,000         29,000
      Long-term debt, net of current portion    ---            627
      Deferred taxes payable                  5,824          4,750
        Total liabilities                    28,599         45,344
      Stockholders' Equity                  109,638         82,289
                                           $138,237       $127,633